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                                                                Exhibit 99(c)(8)

                             CIBC OPPENHEIMER CORP.
                             CIBC Oppenheimer Tower
                             World Financial Center
                            New York, New York 10281



August 11, 1998

MILLBROOK CAPITAL MANAGEMENT INC.
152 West 57th Street
17th Floor
NY, NY 10019
Attention:        Clay Lifflander
                  President

                            Confidentiality Agreement

Ladies and Gentlemen:

         In connection with your consideration of the possible strategic transaction with, investment in or purchase of, Valley Forge Corporation (the "Company"), by way of merger, a sale of assets or stock or otherwise (a "Transaction"), you have requested information about the Company, including nonpublic information and trade secrets. As a condition to your being furnished with such information, you agree to treat any information that is furnished to you concerning the Company or is derived therefrom by or for you (collectively, the "Evaluation Materials"), in accordance with the provisions of this letter. The term "Evaluation Materials" does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by you or your directors, officers, employees, agents or advisors (collectively, the "Representatives"), (ii) was or becomes available to you on a non-confidential basis from a source other than the Company, or its advisors, provided that such source is not known to you to be bound by a confidentiality agreement with the Company, or (iii) was within your possession prior to its being furnished to you by or on behalf of the Company.

         You hereby agree that the Evaluation Materials will be used solely for the purpose of evaluating a possible transaction between the Company and you, and that such information will be kept confidential by you and your Representatives; provided, however, that (i) any of such information may be disclosed to your Representatives who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that such Representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information confidentiality), and (ii) any disclosure of such information may be made with the prior written consent of the Chief Executive


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MILLBROOK CAPITAL MANAGEMENT INC.
August 11, 1998
Page 2


Officer of the Company. You agree to be responsible for enforcing the terms of this Agreement with respect to your Representatives.

         In addition, without the prior written consent of the Company, you will not, and will direct such Representatives not to, disclose to any person the fact that the Evaluation Materials have been made available to you, that discussions or negotiations are taking place (or have taken place) concerning a possible Transaction between the Company and you, or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof, except as required by law and then only with proper written notice as soon as possible to the Chief Executive Officer of the Company (which notice shall be prior to such disclosure). The term "person" as used in this Agreement shall be broadly interpreted to include without limitation any corporation, company, group, partnership or individual.

         Until the earliest of (i) the consummation by you of a Transaction,
(ii) the acquisition of the Company by a third party, or (iii) two years from the date of this Agreement, you agree not to initiate or maintain contact with any officer, director or employee of the Company regarding the business, operations, prospects or finances of the Company or the solicitation of employment or employment of any such officer, director or employee, except with the express prior written permission of this Company. Unless otherwise agreed to by the Chief Executive Officers of the Company in writing, all (i) communications regarding any possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures, will be submitted or directed to CIBC Oppenheimer Corp., the Company's investment banking firm.

         In consideration of your being furnished the Evaluation Materials and in view of the fact that the Evaluation Materials consist and will consist of confidential, non-public and proprietary information, you agree that for a period of two years from the date of this Agreement, that, without the prior consent of the Board of Directors of the Company confirmed in writing from the Company's Chief Executive Officer, none of you, your Representatives or any of your or their affiliates will: (i) purchase, offer or agree to purchase, or announce an intention to purchase, directly or indirectly, any securities or assets of the Company or any subsidiary or rights or options to acquire the same; (ii) make, or in any way participate, directly or indirectly, in any "solicitation" or "proxies" to vote or "consents" (as such terms are used in the rules and regulations of the Securities and Exchange Commission), or seek to advise or influence any person with respect to the voting of any voting securities of the Company; (iii) initiate or support, directly or indirectly, any stockholder proposal with respect to the Company; (iv) directly or indirectly make any public statements and/or announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets or any subsidiary thereof; or of any successor to or person in control of the Company or any of its businesses, or any assets of

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MILLBROOK CAPITAL MANAGEMENT INC.
August 11, 1998
Page 3


the Company or any subsidiary or division thereof or of any successor or controlling person; (v) seek or propose to influence or control the Company's management on policies; (vi) disclose any intention, plan arrangement inconsistent with the foregoing; (vii) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") in connection with any of the foregoing, or (viii) take any action that might force the Company to make a public announcement about any of the foregoing. Nothing contained herein shall restrict you from taking any action in the event the Company publicly announces that it is considering, or has entered into, any arrangement or understanding with respect to the sale of all or any substantial portion of the Company (other than any such arrangement or understanding with you), or from making a tender offer from all of the outstanding capital stock of the Company after such time as a third party has commenced, within the meaning of Rule 14d-2 of the Exchange Act, a tender offer for the Company at a lower value.

         You understand and acknowledge that any and all information contained in the Evaluation Materials is being provided without any representation or warranty, express or implied, as the accuracy, completeness or scope of the Evaluation Materials or of any representations and warranties to be given by the Company, which will be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement should discussions between you and the Company progress to such a point.

         In the event that you do not proceed with the Transaction which is the subject of this Agreement, within five days, or at the Company's request, you shall promptly return to the Company any written material containing or reflecting any information contained in the Evaluation Materials and will not retain any copies, extracts or other reproductions in whole or in part of such written material and you will thereafter not disclose any matters set forth in the Evaluation Materials as provided in the second paragraph of this letter. All documents, memoranda, notes and other writing whatsoever prepared by you or your Representatives based on the information contained in the Evaluation Materials shall be destroyed and you shall provide the Company with written certification of such destruction.

         In the event that you, your Representatives or any of your or their affiliates or any person who receives the Evaluation Materials pursuant to this Agreement is requested or becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigation demand or similar process) to disclose any of the Evaluation Materials, such person will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Agreement, the disclosing person will furnish only that portion


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MILLBROOK CAPITAL MANAGEMENT INC.
August 11, 1998
Page 4

of the Evaluation Materials that counsel reasonably acceptable to the Company advises you is legally required.

         You agree that money damages would not be a sufficient remedy for any breach of this Agreement by you, your Representatives or any of your or their affiliates, and the Company shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach, or threatened breach, of the provisions of this Agreement. Such remedies shall not be deemed to be the exclusive remedies of the Company for a breach or threatened breach of this Agreement but shall be in addition to all other remedies available at law or equity. You understand and agree that in the event that there is a sale of a controlling interest in the Company, the acquiror of such interest shall, should the Company so elect, also acquire all rights of the Company pursuant to this Agreement, including, without limitation, the right to enforce all of the terms of this Agreement.

         It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

         Nothing in this Agreement requires that you or the Company or any of its stockholders enter into a transaction or a definitive agreement regarding a Transaction or to negotiate the terms of a Transaction for any specified period of time. In the absence of a definitive agreement between you and the Company about a Transaction, nothing in this Agreement precludes the Company from contacting, or negotiating or agreeing with, or persons with respect to a Transaction.

         This Agreement is for the benefit of the Company, and shall be governed and construed in accordance with the laws of the State of Delaware. Your obligation under this Agreement shall expire two (2) years from the date hereof.



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MILLBROOK CAPITAL MANAGEMENT INC.
August 11, 1998
Page 5


         If you agree with the foregoing, please sign and return one copy of this Agreement which will constitute our agreement with respect to the subject matter of this Agreement.

                                        Very truly yours,


                                        CIBC Oppenheimer Corp.

                                        on behalf of
                                        VALLEY FORGE CORPORATION


                                         By:/s/ Bruce McCarthy
                                            ------------------------------------
                                            Bruce McCarthy
                                            Managing Director



Confirmed and Agree to:

MILLBROOK CAPITAL MANAGEMENT, INC.


By:/s/ Alan L. Rivera
   ---------------------------------------
   Name:  Alan L. Rivera
   Title:

   Date:  August 30, 1998